CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 1999 on the consolidated financial statements and schedules of IDS Life Insurance Company and our report dated March 12, 1999 on the financial statements of IDS Life Variable Life Separate Account - Flexible Premium Survivorship Variable Life Subaccounts in Post-Effective Amendment No. 4 to the Registration Statement (Form S-6, No. 33-62457) and related Prospectus for the registration of the Flexible Premium Survivorship Variable Life Insurance Policies offered by IDS Life Insurance Company.



/s/ Ernst & Young LLP
    Ernst & Young LLP
    Minneapolis, Minnesota
April 27, 1999